UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

TWO HARBORS INVESTMENT CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following press release was issued by Two Harbors Investment Corp. (“TWO”) on May 4, 2026, in connection with the proposed transaction between TWO and CrossCountry Intermediate Holdco, LLC, an affiliate of CrossCountry Mortgage, LLC (“CCM”).

TWO Reaffirms Unanimous Recommendation for All-Cash CrossCountry

Transaction and Responds to UWM Holdings

Pending CrossCountry Transaction Provides Compelling and Certain Cash Value to All TWO Stockholders

TWO Board Unanimously Rejects UWMC’s Revised Unsolicited Proposal and Finds It Is Not in the Best

Interests of All TWO Stockholders Due to Significant Closing and Business Risks, Including:

•	UWMC has not provided committed financing, which is a necessary condition to completing a transaction
•	UWMC’s contradictory public statements undermine its credibility and call into question its intent and rationale for entering a transaction in which it expects no synergies and no meaningful increase in public float
•	UWMC’s own statements and actions have exacerbated employee attrition risks for TWO that impair the certainty of closing and could lead to irreparable harm to TWO’s business and stockholders
•	UWMC’s proposed regulatory timeline is not credible; CCM’s timeline is shorter, with the transaction expected to close in Q3 2026
•	UWMC’s proposal provides inadequate value to all stockholders – UWMC stock is the default consideration (currently worth only $8.54 per share),[1] TWO estimates that 25% to 30%[2] of TWO stockholders may default into that stock, and the blended value of UWMC’s proposal (approximately $10.96 to $11.13 per share) is below CCM’s certain $11.30 all-cash price

The TWO Board will continue to act in accordance with its fiduciary duties to all stockholders

NEW YORK --(BUSINESS WIRE)-- TWO (Two Harbors Investment Corp, NYSE: TWO), an MSR-focused REIT, today reaffirmed the unanimous support of the TWO Board of Directors for the Company’s previously announced amended transaction with CrossCountry Mortgage, LLC (“CrossCountry” or “CCM”).

In response to the revised unsolicited proposal (the “Revised UWMC Proposal”) announced by UWM Holdings Corporation (NYSE: UWMC) (“UWMC”) on April 30, 2026, the Company notes that, after a thorough and careful review process conducted with the assistance of TWO’s independent financial and legal advisors, the TWO Board of Directors, in its business judgment, has unanimously rejected the Revised UWMC Proposal. The Board determined that it does not constitute, and would not reasonably be expected to result in, a “Company Superior Proposal” under the terms of TWO’s amended merger agreement with CCM. TWO’s Board is committed to fulfilling its fiduciary obligations and delivering an outcome that is in the best interests of stockholders. Consistent with this, the Board reaffirms its unanimous recommendation that TWO stockholders vote “FOR” the amended CCM transaction at the previously announced Special Meeting of Stockholders scheduled for May 19, 2026.

The TWO Board concluded that UWMC’s Revised Proposal is inferior across multiple dimensions. It carries financing, closing, business and credibility risks that the Board is unwilling to accept and ultimately delivers a lower overall consideration to TWO stockholders.

•	The Revised UWMC Proposal Lacks Committed Financing, Despite Its Claims to the Contrary. UWMC’s $1.3 billion “committed” bridge facility from Mizuho Bank, Ltd. is subject to lender due diligence and permits the lender, in its sole and absolute discretion, to decline to fund. This is conditional, not committed, financing.

•	UWMC’s Balance Sheet Continues to Erode, Creating Additional Risk to Closing. Fitch has downgraded UWMC’s outlook twice in the last few months, citing “rising corporate leverage.” Fitch also noted that UWMC has had an average annual capital drain of approximately $535 million over the last three years that has been funded by increased leverage. UWMC’s stated $402 million of cash on hand as of March 31, 2026 is also concerning: that figure does not reflect the approximately $170 million dividend UWMC paid on April 9, 2026. The fact that UWMC did not update its cash balance in either its April 20 or April 30, 2026 proposals suggests that its current cash on hand may be below what UWMC has told TWO stockholders. Compounding these concerns, the Revised Proposal omits customary interim operating covenants, leaving UWMC unrestricted in its ability to issue equity and declare further capital-draining dividends prior to closing.

•	UWMC’s Public Statements and Conduct Raise Questions About the Credibility of Its Revised Proposal. Just weeks ago, UWMC publicly declared that TWO’s business was “effectively a melting ice cube” and that a transaction with TWO would result in “no operational efficiencies” (i.e., no synergies). This stands in stark contrast to the approximately $150 million in annual synergies UWMC publicly represented it would achieve in connection with the parties’ original December 2025 transaction. UWMC has also publicly stated that a cash acquisition of TWO would not make sense for UWMC and its stockholders. Now UWMC asks TWO’s stockholders to accept its proposal as a credible path to value creation – even though it offers no synergies and, given that TWO stockholders may elect cash, will not deliver the increase in UWMC’s public float that was one of the original rationales for a UWMC/TWO combination. UWMC has further undermined its credibility by repeatedly accompanying its proposals with threats of litigation if its terms are not accepted – conduct inconsistent with a counterparty acting in good faith. UWMC’s contradictory statements and its conduct raise questions about the credibility of its proposal and its intent to complete a transaction with TWO, introducing further risks to closing the transaction.

•	UWMC’s Revised Proposal Heightens Employee and Business Continuity Risk – Both During Pendency and if the Transaction Fails to Close. The Revised Proposal eliminates protections for TWO employees that were included in the original UWMC merger agreement. Based on UWMC’s position regarding TWO’s employees and its public statements maligning the operational value of TWO, the TWO Board believes there is real risk of personnel loss during the pendency of any UWMC transaction. A large-scale loss of personnel during the pendency of a UWMC transaction would jeopardize UWMC’s ability to obtain required regulatory and GSE approvals, impact TWO’s ability to meet ongoing SEC and REIT tax obligations, and impair its ability to satisfy the conditions required to close. Inability to service mortgage loans in conformance with GSE requirements could also lead to a default under which the GSEs would have the right to seize TWO’s MSR assets with no compensation, resulting in a devastating financial loss from which TWO stockholders would not recover. The harm would not be limited to the pendency period: if a UWMC transaction were ultimately not consummated, TWO would be left to continue as an independent company with a depleted workforce, diminishing TWO’s standalone value and the value available to TWO stockholders going forward.

•	UWMC’s Claimed Closing Timeline Is Not Credible. UWMC asserts that it could close within two to three months of signing. This could only be true if UWMC intends to disregard state regulatory change of control approval requirements related to TWO’s mortgage servicing licenses, which at a minimum require 120 days’ advance notice. Absent a credible plan from UWMC to address those required regulatory approvals, UWMC’s Revised Proposal would face a longer path to close than UWMC claims. UWMC's stated willingness to close without required regulatory approvals is also concerning given the adverse business consequences of doing so.

•	UWMC’s Default Stock Consideration Delivers Inadequate Value to TWO Stockholders. UWMC’s April 30, 2026 press release and letter did not fully reflect the fact that UWMC stock – currently worth only $8.54 per TWO share – is the default consideration under the Revised Proposal. While UWMC has highlighted a “headline value” of $ 12.00 per share, that consideration is not in fact expected to be received by all TWO stockholders.

UWMC’s structure compares unfavorably, in the aggregate, with the $11.30 per share consideration that all stockholders will receive in the CCM transaction. Based on TWO’s retail and institutional ownership composition, TWO estimates that 25-30% of outstanding shares would, by default, receive UWMC stock currently worth only $8.54 per share, below UWMC’s asserted “headline value.” On a blended basis, and based on UWMC’s current trading price, the consideration offered under UWMC’s Revised Proposal equates to approximately $10.96 to $11.13 per TWO share, less than the $11.30 per share in certain, immediate, all-cash consideration that every TWO stockholder will receive in the CCM transaction.

In contrast to all TWO stockholders receiving the same, certain all-cash value via the CCM transaction, the default of receiving UWMC stock would be financially detrimental to many TWO stockholders. UWMC asserts that this offers potential upside, but the disparity in valuation inherent in the Revised Proposal disadvantages certain stockholders, and the disparity will continue to grow if the value of UWMC stock continues to fall.

•	The Value of UWMC Stock Is Uncertain. For stockholders who, by default, end up with UWMC stock, UWMC’s leverage, ongoing capital drain and continued insider selling create real risk that the value of UWMC shares will continue to erode between signing and closing. Any TWO stockholder who desires to invest in UWMC can buy its stock today, independent of the transaction’s mechanics. UWMC’s statement that the December 2025 exchange ratio is somehow still appropriate belies the fact that UWMC stock has declined roughly 30% – from $5.12 to $3.66 – since that time.

The Amended CCM Transaction Delivers Certain Value to All Stockholders

The CCM transaction delivers $11.30 per share in certain, immediate, all-cash consideration to every TWO stockholder – automatically, with committed financing, no financing contingency and a clear path to closing in the third quarter of 2026. In sharp contrast, UWMC’s headline cash election number of $12.00 per share is available only to stockholders who affirmatively elect cash during a future election window; stockholders who do not take action to elect cash will, by default, receive UWMC stock currently worth approximately $8.54 per share. The TWO Board believes UWMC’s proposal is subject to significant closing, financing, leverage and credibility risks not present in the CCM transaction.

Key features of the CCM transaction include:

•	Fixed, All-Cash Price for All Stockholders. The CCM merger agreement provides a fixed cash price per share at signing, eliminating the risk of price fluctuation or stock-based valuation risk between signing and closing. The $11.30 per share cash consideration also represents a premium of approximately 12% to TWO’s fully diluted tangible book value as of March 31, 2026, comparable to the level TWO agreed to with UWMC in December.

•	Fully Committed Financing, No Diligence Out, No Financing Contingency. CCM has delivered an executed financing commitment that is not subject to a diligence-based termination right, and the CCM merger agreement contains no financing contingency. CCM bears the financing risk, not TWO stockholders.

•	Business Continuity Assurance Through Closing. CCM has been actively engaged in integration planning, including in-person visits by CCM’s CEO to meet with employees at all four of TWO’s offices, providing a level of insight and certainty that reassures TWO’s employees and other stakeholders.

•	Significant Progress on Closing Approvals. The CCM transaction is well advanced toward its expected third quarter 2026 closing. TWO and CCM have each completed their HSR Act filings, with the initial 30-day waiting period scheduled to expire on May 26, 2026, and all required state mortgage licensing filings have been submitted, with more than 20 approvals already obtained. By contrast, the Revised UWMC Proposal, as noted above, faces a materially longer path to closing.

The TWO Board Remains Steadfast in its Commitment to Seek the Best Outcome for Stockholders

The TWO Board remains focused on the best interests of TWO stockholders, and is performing its fiduciary duties, in its best business judgment, consistent with Maryland law. For all of the foregoing reasons, the TWO Board continues to unanimously recommend that TWO stockholders vote “FOR” the amended CCM transaction at the May 19, 2026 Special Meeting of Stockholders.

TWO’s previously announced Special Meeting of Stockholders in connection with the CCM transaction remains scheduled for May 19, 2026. Stockholders who have questions or need assistance voting their shares should contact TWO’s proxy solicitor, D.F. King & Co., Inc., at (646) 677-2516 (for banks and brokers) or (888) 887-0082 (toll-free).

About TWO

TWO (Two Harbors Investment Corp., NYSE: TWO), a Maryland corporation, is a real estate investment trust that invests in mortgage servicing rights, residential mortgage-backed securities and other financial assets. TWO is headquartered in St. Louis Park, MN.

Forward Looking Statements

This communication may contain “forward-looking statements,” including certain plans, expectations, goals, projections and statements about the proposed CCM transaction, TWO’s and CCM’s plans, objectives, expectations and intentions, the expected timing of completion of the proposed CCM transaction, the ability of the parties to complete the proposed CCM transaction considering the various closing conditions; and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that TWO or CCM expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “estimate,” “plan,” “continue,” “intend,” “could,” “foresee,” “should,” “would,” “may,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. TWO’s ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although TWO believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that their expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include, among other things: the expected timing and likelihood of completion of the proposed CCM transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed CCM transaction; the potential failure to receive, on a timely basis or otherwise, the required approvals of the proposed CCM transaction, including stockholder approval by TWO stockholders, and the potential failure to satisfy the other conditions to the consummation of the proposed CCM transaction in a timely manner or at all; risks related to disruption of management’s attention from ongoing business operations due to the proposed CCM transaction; the risk that any announcements relating to the proposed CCM transaction could have adverse effects on the market price of TWO common stock; the risk that the proposed CCM transaction and its announcement could have an adverse effect on the ability of TWO to retain and hire key personnel and the effect on TWO’s operating results and business generally; the outcome of any legal proceedings relating to the proposed CCM transaction, including stockholder litigation in connection with the proposed CCM transaction; the risk that restrictions during the pendency of the proposed CCM transaction may impact TWO’s ability to pursue certain business opportunities or strategic transactions; that TWO may be adversely affected by other economic, business or competitive factors; changes in future loan production; the availability of suitable investment opportunities; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions and market conditions; conditions in the market for mortgage-related investments; and legislative and regulatory changes that could adversely affect TWO’s business. All such factors are difficult to predict and are beyond the control of TWO and CCM, including those detailed in TWO’s annual reports on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K that are available on TWO’s website at www.twoinv.com/investors and on the Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.

Each of the forward-looking statements of TWO is based on assumptions that TWO believes to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and TWO does not undertake any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed CCM transaction, TWO filed with the SEC a definitive proxy statement (the “Proxy Statement”) on April 20, 2026. TWO commenced mailing of the Proxy Statement on or about April 20, 2026. The proposed CCM transaction will be submitted to the TWO stockholders for their approval. TWO may also file other documents with the SEC regarding the proposed Merger. The Proxy Statement contains important information about the proposed CCM transaction and related matters. This communication is not a substitute for the Proxy Statement or any other documents that TWO may file with the SEC or send to TWO stockholders in connection with the proposed CCM transaction. INVESTORS AND SECURITYHOLDERS OF TWO ARE ADVISED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED CCM TRANSACTION (INCLUDING ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED CCM TRANSACTION AND RELATED MATTERS. Investors and securityholders may obtain a free copy of the Proxy Statement and all other documents filed or that will be filed with the SEC by TWO on the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by TWO will be made available free of charge on TWO’s website at www.twoinv.com/investors or by directing a request to: Two Harbors Investment Corp., 1601 Utica Avenue South, Suite 900, St. Louis Park, MN 55416, Attention: Investor Relations.

PARTICIPANTS IN THE SOLICITATION

TWO and its directors, executive officers, legal and financial advisors, and certain other members of management and employees of TWO may be deemed to be “participants” in the solicitation of proxies from the TWO stockholders in connection with the proposed CCM transaction. Securityholders can find information about TWO and its directors and executive officers and their ownership of TWO common stock in the Proxy Statement. Please also refer to the sections in TWO’s Form 10- K/A filed with the SEC on April 27, 2026, captioned “Compensation Discussion and Analysis,” “Summary Compensation Table” and “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.” Any changes in the holdings of TWO’s securities by its directors or executive officers from the amounts described in the Form 10-K/A have been reflected in Statements of Change in Ownership on Form 4 filed with the SEC subsequent to the filing date of the Form 10 -K/A and are available on the SEC’s website at www.sec.gov. Additional information regarding the interests of such individuals in the proposed CCM transaction is included in the Proxy Statement relating to the proposed CCM transaction. Free copies of these documents may be obtained as described in the preceding paragraph.

1 Based on UWMC’s closing stock price of $3.66 on May 1, 2026 and proposed exchange ratio of 2.3328 UWMC shares per each share of TWO stock.

2 TWO estimate based on TWO’s retail and institutional ownership composition, applied to historical voting participation rates of approximately 27% for retail holders and approximately 73% for institutional holders, as reported in Broadridge Financial Solutions, Broadridge ProxyPulse, 2025 Proxy Season Report.

View source version on businesswire.com: https://www.businesswire.com/news/home/20260503498655/en/

Margaret Karr, Head of Investor Relations, TWO, (612) 453-4080, Margaret.Karr@twoinv.com

Source: Two Harbors Investment Corp.